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                   [LETTERHEAD OF MICHAEL BEST & FRIEDRICH]



July 31, 1997


First Federal Capital Corp.
605 State Street
P.O. Box 1868
LaCrosse, Wisconsin 54602-1868

     RE:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

     You have requested our opinion as to the legality of 735,000 shares of common stock, $0.10 par value per share ("Common Stock") of First Federal Capital Corp. (the "Company") to be issued under the Company's 1997 Stock Option and Incentive Plan (the "1997 Incentive Plan") and being registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-8. As your counsel, we have examined such records and other documents as we deemed necessary for the purposes of this opinion and considered such questions of law as we believe to be involved. Based upon such examination and consideration, it is our opinion that the shares of Common Stock will, when issued in accordance with the provisions of the 1997 Incentive Plan, be validly issued, fully paid and nonassessable shares of Common Stock of the Company (except as may be provided in Section 180.0622(2)(b) of the Wisconsin Statutes, as judicially interpreted, which may require further assessment for unpaid wages to employees under certain circumstances).

     We give our consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 and the use of our name in connection therewith.

                                       Very truly yours,

                                       MICHAEL BEST & FRIEDRICH LLP